Exhibit 10.10

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is executed as of June 30, 2005, between III CENTRUM ASSOCIATES LIMITED PARTNERSHIP, a California limited partnership, and SAW ISLAND PROPERTIES, LLC, a California limited liability company, as tenants in common (“Landlord”), and NATUS MEDICAL, INC., a California corporation (“Tenant”).

Recitals

A. Landlord and Tenant entered into a Lease Agreement dated August 24, 1998 (the “Original Lease”), which Original Lease was amended by the Lease Termination Agreement (the “Partial Termination Agreement”) dated January 28, 1999, the First Amendment to Lease dated September 23, 1999 (the “First Amendment”), the Second Amendment to Lease dated May 1, 2002 (the “Second Amendment”), the Third Amendment to Lease dated as of December 12, 2002 (the “Third Amendment”), the Fourth Amendment to Lease dated as of August 18, 2004 (the “Fourth Amendment”), and the Fifth Amendment to Lease for Storage Premises dated as of November 1, 2004 (the “Fifth Amendment”).

B. Under the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, Tenant leases from Landlord those certain premises containing approximately 35,149 rentable square feet of space (the “Renewal Premises”) in portions of the Buildings (as defined in the Original Lease). Under the terms of the Fifth Amendment Tenant leases from Landlord temporary storage space (the “Storage Space”). The Premises are located at the following addresses: 1501, 1541, 1547, 1549 and 1559 Industrial Road, San Carlos, California. The Original Lease as amended by the Partial Termination Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment is herein referred to as the “Existing Lease”.

C. The Term of the Existing Lease for the portion of the Premises containing approximately 26,299 rentable square feet and identified in the Third Amendment as the Renewal Premises is scheduled to expire on December 31, 2005.

D. The Term of the Lease for the Relocation Premises (as defined in the Fourth Amendment) containing approximately 8,850 rentable square feet is scheduled to expire on December 31, 2006.

E. Under the Fifth Amendment Tenant leased the Storage Premises on a month-to-month tenancy. Tenant has vacated the Storage Premises, and the tenancy for the Storage Premises has terminated.

F. Landlord and Tenant desire to amend the Existing Lease to (i) extend the Term for both the Renewal Premises and the Relocation Premises to expire on June 30, 2010, (ii) amend the amount of Base Rent payable by Tenant, (iii) provide Tenant with an Alterations Allowance (as defined below), and (iv) for other purposes, all as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease is amended as follows:

1. Definitions. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meanings given such terms in the Existing Lease. As amended by this Amendment, the term “Premises” shall mean the Renewal Premises and the Relocation Premises, combined. As amended by this Amendment, the Existing Lease is herein referred to as the “Lease”.

2. Extension of Term. The Term of the Lease for the Premises is hereby extended to expire on June 30, 2010 (the “New Expiration Date”). Tenant has no right to extend the Term of the Lease beyond the New Expiration Date.

3. Monthly Base Rent. The amount of Base Rent payable by Tenant under the Existing Lease for the Premises is hereby amended. Commencing July 1, 2005, and continuing through the New Expiration Date, Tenant shall pay to Landlord the following monthly Base Rent for the Premises:

Months:	Monthly Base Rent:
July 1, 2005 – June 30, 2006:	$31,634.10 per month ($0.90/s.f./mo.)
July 1, 2006 – June 30, 2007:	$33,391.50 per month ($0.95/s.f./mo.)
July 1, 2007 – June 30, 2008:	$35,149.00 per month ($1.00/s.f./mo.)
July 1, 2008 – June 30, 2009:	$36,906.45 per month ($1.05/s.f./mo.)
July 1, 2009 – June 30, 2010:	$38,663.90 per month ($1.10/s.f./mo.)

4. Condition of Premises. Tenant has been leasing the Premises under the provisions of the Existing Lease. Tenant shall take the Premises in their existing “AS IS” condition. Landlord shall not be obligated to construct any leasehold in the Premises, or to pay for the costs of any leasehold improvements in connection with this Amendment.

5. “Eyebrow” Sign. So long as Natus Medical, Inc. (i) has not assigned this Lease or sublet any of the Premises (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and shall not be transferable or exercisable for the benefit of any Transferee), (ii) leases and occupies at least twenty-five thousand (25,000) rentable square feet of space in the Project, and (iii) is not in default under this Lease beyond any applicable notice and cure periods, then Natus Medical, Inc, shall have the right to install and maintain in a first class condition, for no additional rent, a non-electric, unlighted “eyebrow” sign (“Tenant’s Sign”) containing only Tenant’s name “Natus” on the Building located at 1541 1ndustrial Road (the “Sign Building”) under the following terms and conditions:

a) Tenant’s Sign shall be board mounted by Tenant, at Tenant’s sole cost and expense, on the exterior parapet wall of such Sign Building, facing Highway 101, in the location shown on Exhibit A-1 attached hereto.

b) The size of Tenant’s Sign shall be approximately two (2) feet high and eight (8) feet wide. Tenant’s Sign shall be (i) subject to review and approval by Landlord, in Landlord’s sole discretion, with respect to the size, design, material, color, method of attachment to the Sign Building and all other aspects of the proposed sign, (ii) subject to all governmental requirements for any separate signage application, (iii) installed only after Tenant obtains all necessary permits and approvals from the applicable authorities and organizations, including the City of San Carlos, California, and (iv) installed and maintained at Tenant’s sole cost and expense (including, without limitation, the cost of obtaining all permits and other governmental approval) in accordance with all applicable Laws.

c) Tenant shall install Tenant’s Sign in a good and workmanlike manner in accordance with plans approved by Landlord, using a contractor approved by Landlord. In installing and maintaining Tenant’s Sign, Tenant and Tenant’s contractor shall not affect the watertight integrity of the Sign Building.

d) Throughout the Term of the Lease Tenant shall not make any change or changes to Tenant’s Sign without the prior written consent of Landlord, which consent may be denied or conditioned in Landlord’s sole discretion. Tenant shall be responsible for all costs and expenses of Tenant’s Sign, including costs and expenses of construction, installation and maintenance of Tenant’s Sign, processing governmental applications, and obtaining any permits, damage to Tenant’s Sign, damage caused by Tenant’s Sign to the Sign Building, or otherwise, and removal of Tenant’s Sign at the expiration or termination of this Lease.

e) At the expiration or termination of this Lease Tenant shall remove Tenant’s Sign. If Tenant fails to remove Tenant’s Sign, and to repair any damage to the exterior of the Sign Building within fifteen (15) days after the expiration or termination of this Lease, then Landlord shall have the right to do so at Tenant’s expense, and Tenant agrees to pay to Landlord, within thirty (30) days after Tenant’s receipt of Landlord invoices therefor, the costs of such removal and repair, plus fifteen percent (15%) of such costs as Landlord’s fee for coordinating and supervising any such removal and repair..

6. No Broker. Tenant represents and represents to Landlord that in negotiating or making of this Amendment neither Tenant nor anyone acting on Tenant’s behalf has contractually engaged any real estate broker or finder who might be entitled to a fee or commission for this Amendment. Tenant shall indemnify and hold harmless Landlord against any claim or claims, including expenses and attorneys’ fees incurred by Landlord directly in connection with defending any such claim(s), asserted by any real estate broker for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives in connection with this transaction.

7. Full Force and Effect; No Other Amendment. Except as amended by this Amendment, the Existing Lease has not been amended or modified; and all of the terms and provisions of the Existing Lease, as modified by this Amendment, remain unmodified and in full force and effect. Landlord and Tenant hereby ratify the Existing Lease, as amended herein. The Lease contains the entire agreement between Landlord and Tenant regarding the subject matters contained herein, and supercedes all prior of contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment is hereby executed and delivered in multiple counterparts, each of which shall have the force and effect of an original.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Sixth Amendment as of the day and year first above written.

LANDLORD:		TENANT

III CENTRUM ASSOCIATES LIMITED PARTNERSHIP,		NATUS MEDICAL, INC.,
a California limited partnership		a California corporation

By: CENTRUM III DEVELOPMENT CORPORATION,		By:
Its general partner		Name:
Title:

By:		By:
Name:	John Hamilton III	Name:
Title:	Executive Vice President	Title:

and

SAW ISLAND PROPERTIES, LLC,
a California limited liability company

By:
Name:	R. Bruce Mosbacher
Title:

as
TENANTS IN COMMON

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